Exhibit 99.1

For immediate release
Investor contact, Philip J. Iracane, 713-307-8770
Media contact, Janice Aston White, 713-307-8780

Endeavour announces 2006 capital budget
and recent developments

Houston, TX – December 21, 2005 — Endeavour International Corporation (AMEX: END) today announced that it plans to spend approximately $50 million during 2006 to fund oil and gas exploration and development in the North Sea.

“The capital budget fully covers the 10-well drilling program that Endeavour began in 2005,” said John N. Seitz and William L. Transier, co-chief executive officers. “The company has successfully demonstrated its capability as both an operator and as a partner in the North Sea with its participation in four wells this year. During 2006, we will continue to build and test the exploration portfolio we have established in both the U.K. and Norwegian sectors and leverage our expanded Mega Merge to increase our acreage holdings into the Netherlands.”

Nearly 75 percent of the 2006 capital program is expected to be spent in the United Kingdom sector of the North Sea. The company expects to allocate $12 million for exploration and exploitation projects in Norway with the remainder of the funds to be used to expand its exploration program in the Netherlands.

In addition to the exploration and development budget, the company will invest $11.6 million for the recently announced purchase of an eight percent interest in the Enoch Field located in Block 16/13a in the North Sea. This transaction is expected to close in the first quarter.

Other recent developments for the company include:

•	Continued drilling on Turriff and Tulliallan prospects — Two prospects will be tested from a single well bore currently being drilled on Block 31/26b in the Central Graben in the United Kingdom sector of the North Sea. The Turriff well will test an independent play for a Jurassic Fulmar sandstone objective with a shallower secondary prospect, Tulliallan, aimed at a Cretaceous target. As a result of weather and mechanical delays, the well is expected to reach total depth within the next two weeks. Endeavour holds a 60 percent working interest in the well and serves as operator.

•	Signing of a farm-in agreement for the first exploratory well of 2006 — Endeavour has entered into a farm-in agreement covering two blocks in the Southern Gas Basin in the United Kingdom sector of the North Sea where a well is expected to begin drilling in January. The well will be the first of six wells planned for the year as part of the exploration campaign launched in 2005. Endeavour acquired a 12.5 percent working interest in the well.

•	Award of two production licenses in Norwegian concession round — Endeavour Energy Norge AS was named an operator with 50 percent interest in PL 354 that encompasses four blocks in the greater Ekofisk area in the southernmost part of the Norwegian sector of the North Sea. The area is also adjacent to Blocks 31/26b, 31/21b and 31/27b held by Endeavour in the United Kingdom Continental Shelf. The second license, PL 363, is located further north in Block 25/5 and east of the Alvheim development area. Endeavour will hold a 40 percent interest in that license. The awards were made as part of the 2005 Awards in Predefined Areas (APA) held annually by the Royal Norwegian Ministry of Petroleum and Energy.

•	Filing of a universal shelf registration statement with the Securities and Exchange Commission — When it becomes effective, the registration statement will allow the company to issue an aggregate of $300 million of common stock, preferred stock, and senior and subordinated debt. The company has no immediate plans to conduct any transactions under the registration statement but is taking the action now to provide financial flexibility for funding future exploratory success or other market opportunities.

•	Other matters — The company, its chief executive officers and one of its directors have received subpoenas from the Philadelphia District Office of the Securities and Exchange Commission (SEC) in a matter captioned In the Matter of TriMedia Entertainment Group, Inc. requesting the provision of certain documents and information relating to TriMedia and a number of others companies and individuals. At one time, the company (then known as Continental Southern Resources, Inc.) had an investment in TriMedia. This interest was transferred as part of the restructuring of the company that occurred in February 2004 and which is described in footnote 3 in the company’s December 31, 2004 consolidated financial statements. As part of such restructuring the current management replaced the former management of the company and the company’s name was changed to Endeavour International Corporation. The company intends to cooperate with the SEC in providing documents and information. The SEC has advised Endeavour that the request is in connection with a confidential private investigation and that its request should not be construed as an indication that the company or any other person or entity has violated any law. The company believes that neither it nor any of its officers or directors have engaged in any wrongful conduct and does not anticipate that the SEC will make any allegations to that effect. The company also believes that the costs to be incurred by it in connection with this matter will not materially affect the company or its operations.

Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea. For more information, visit http://www.endeavourcorp.com.

Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only of as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.